Exhibit 99.1

NEWS RELEASE

Travelers Announces Expiration

of its Tender Offer for its

6.25% Fixed-to-Floating Rate Junior Subordinated

Debentures due 2067

NEW YORK, Nov. 9, 2010 — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) announced today the final results of its previously announced offer to purchase for cash (the “Tender Offer”) any and all of its $1.0 billion in outstanding 6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Subordinated Debentures”). The Tender Offer expired at 5:00 p.m., New York City time, on November 8, 2010. Based on the final tabulation provided by Global Bondholder Services Corporation, the information agent for the Tender Offer, $868,356,000 aggregate principal amount of the Subordinated Debentures, or approximately 87% of the aggregate principal amount outstanding, were validly tendered, all of which were accepted for purchase by Travelers at a cost of $911,773,800, plus accrued and unpaid interest.

For a complete statement of the terms and conditions of the Tender Offer, holders of the Subordinated Debentures should refer to the Offer to Purchase dated October 27, 2010. Copies of the Offer to Purchase and the Letter of Transmittal may be obtained by holders from the Information Agent, Global Bondholder Services Corporation, at (866) 857-2200.

BofA Merrill Lynch is the Dealer Manager for the Tender Offer.  Questions may be directed to BofA Merrill Lynch, at (866) 292-0070 (toll-free) or (980) 683-3215 (collect).

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed in this press release, under the heading “Risk Factors” in the company’s most recent Form 10-K filed with the Securities and Exchange

Commission and under the heading “Forward-Looking Statements” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

About Travelers

The Travelers Companies, Inc. is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2009. For more information, visit www.travelers.com.

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CONTACTS

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902